Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 21, 2004 between Active Health Management, Inc., a Delaware corporation with an office at 102 Madison Avenue, New York, New York  10016 (the “Company”), and Lonny Reisman, M.D., an individual residing at 18 Sutton Terrace, Jericho, New York  11753 (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company (formerly known as ARMS Corporation) and Executive are parties to an Employment Agreement dated as of September 1, 1998 (the “Original Employment Agreement”), and the Company and Executive wish to amend and restate the terms of the Original Employment Agreement as hereinafter set forth;

WHEREAS, the Company wishes to continue to retain the services of Executive on terms and conditions mutually agreeable and beneficial to the Company and Executive; and

WHEREAS, Executive is willing to continue to render his services to the Company pursuant to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereby agree as follows:

1.           EMPLOYMENT.  The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive shall serve in the position of Chief Executive Officer of the Company.

2.           TERM.  This Agreement shall commence on the date hereof and shall continue in full force and effect until December 31, 2008.  Thereafter, this Agreement shall automatically be renewed for successive terms of one year each unless either party shall give the other party written notice, at least 90 days prior to the end of the then current term, of its or his intent not to renew this Agreement.  Notwithstanding the foregoing, this Agreement may be terminated prior to the expiration of the then current term under the circumstances described in Section 7 below in accordance with the provisions thereof.

3.           COMPENSATION.

(a)            Base Salary.  As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer of the Company and any of its subsidiaries or affiliates (“related entities”), the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, an annual salary of $365,000.00, payable in equal installments in accordance with Company practice. The foregoing salary shall be reviewed annually by the Board of Directors of the Company (the “Board”) or its Compensation Committee, which shall consider, in its sole discretion, whether to increase the same in light of increased responsibilities, changes in the cost of living and other factors which the Board may deem relevant.

(b)            Other Compensation.  In addition to the base salary provided for in Section 3(a) hereof, in respect of calendar year 2004 and each calendar year thereafter during the term hereof, Executive shall also be eligible to receive additional compensation in the form of a performance bonus (a “Bonus”) for such year pursuant to a bonus plan established and administered by the Board (or its Compensation Committee), in its sole discretion, for the benefit of the Company's senior management.  The amount of the Bonus for each year, if any, shall be a function of Executive's efforts and performance, as well as the Company's growth, results of operations and financial condition, and such other factors as the Board (or its Compensation Committee) may, in its sole discretion, deem relevant.  The Company shall have no obligation to establish such a bonus plan, or to pay to Executive any Bonus thereunder, if the Board (or its Compensation Committee), in its sole discretion, determines not to establish such a plan and/or not to make a payment under such a plan to Executive.

4.            EXPENSES.  The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder.  Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5.            OTHER BENEFITS.

(a)           Executive shall be entitled to vacation at the rate of four (4) weeks per year, with vacation time to accrue based upon the accrual schedule set forth in the Company's Employee Handbook.  All vacation days shall be taken at such times as do not unreasonably interfere with the business of the Company.  Executive may be entitled to carry unused vacation time forward from year to year, and to be compensated for any unused vacation time, in accordance with the policy of the Company with respect to such matters in effect from time to time.

(b)           Executive shall be entitled to participate in all pension and welfare plans, programs and benefits offered by the Company generally with respect to senior officers of the Company, all as determined from time to time by the Company's Board of Directors, in accordance with the terms and conditions of such plans and programs.

(c)           The Company shall provide medical malpractice insurance coverage covering acts and omissions of Executive as a physician, which coverage shall include acts and omissions of Executive in the private practice of medicine as described in Section 6(b) below.

6.            DUTIES.

(a)            Executive shall be subject to the direction of the Board of Directors of the Company.  Executive shall perform such duties and functions appropriate to the position of Chief Executive Officer as the Board of Directors of the Company shall from time to time determine. At the request of the Board of Directors of the Company, Executive shall serve as a senior officer and/or director of any related entity of the Company.

(b)            During the term of this Agreement, Executive shall devote all of his working time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability.  Executive shall deal at all times in good faith with the Company and shall conduct himself at all times in the best interest of the Company.  Notwithstanding anything herein to the contrary, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder and do not violate Section 9 hereof.  Without limiting the generality of the foregoing, the occasional private practice of medicine, in accordance with Executive's medical licenses and consistent with his board certifications, shall be deemed to be described in this Section 6(b) and shall be deemed not to unreasonably interfere with Executive's performance of his duties hereunder and not to violate the provisions of Section 9 hereof; provided, that such private practice of medicine shall not require more than an average of five (5) hours per week of Executive's time during normal business hours.

(c)            The principal location at which Executive shall perform his duties hereunder shall be at the offices of the Company in New York, New York, or as reasonably changed in the future, although Executive understands and agrees that he will be required to travel from time to time for business reasons.

7.            TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)            This Agreement and Executive's employment hereunder shall be terminated:

(1)            (i) at any time for any reason which would not constitute “Justifiable Cause” (as hereinafter defined), upon 90 days’ prior written notice of termination from the Company to Executive or (ii) at any time under circumstances constituting “Good Reason” (as such term is hereinafter defined), upon 10 days’ prior written notice of termination from Executive to the Company; or

(2)            (i) following the determination by the Board that there is Justifiable Cause for such termination, upon 10 days’ prior written notice of termination from the Company to Executive or (ii) at any time for any reason other than Good Reason, upon 30 days’ prior written notice of termination from Executive to the Company; or

(3)            immediately upon the death of Executive; or

(4)            in the event of the “Disability” (as hereinafter defined) of Executive, upon 30 days’ prior written notice from the Company to Executive.

As used herein, the following capitalized terms shall have the following meanings:

“Justifiable Cause” shall mean and be limited to: (1) Executive’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of or pleading guilty to any crime (i) involving theft, embezzlement or other misappropriation of money or other property of the Company, its related entities or any other business enterprise; (ii) involving moral turpitude;

or (iii) which constitutes a felony in the jurisdiction involved; (2) Executive’s engagement in a fraudulent act to the material damage or prejudice of the Company or its related entities or in conduct or activities materially damaging to the property, business or reputation of the Company or its related entities (including, without limitation, gross negligence in the performance of Executive’s duties hereunder or any act which may expose the Company to liability for violation of the civil rights of any other employee of the Company), all as reasonably determined by the Board; (3) Executive’s substantiated illegal use of controlled substances; (4) the entry of an order of a court that remains in effect and is not discharged for a period of at least 60 days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any material contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person; or (5) a breach by Executive of any of the material terms of this Agreement, as reasonably determined by the Board.

“Good Reason” shall mean and be limited to: (1) breach by the Company of any of the material terms of this Agreement, which breach shall remain uncured 30 days after the Company's receipt of a written notice from Executive specifying the nature of the breach; (2) relocation of the Company’s principal executive officers to a location more than 50 miles from New York, New York; (3) a material diminution of Executive’s duties and responsibilities hereunder, which diminution shall remain in effect 30 days after the Company’s receipt of a written notice from Executive specifying the diminution to which he objects; or (4) a material diminution of Executive’s entire compensation or employee benefits hereunder.

“Disability” shall have the meaning assigned to such term in any long-term disability plan or program of the Company in which Executive is entitled to participate; provided, however, that in the absence of any such plan or program, “Disability” shall mean Executive’s inability to substantially perform his duties hereunder by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for any substantially continuous period of not less than six (6) months.

(b)            Upon any early termination of this Agreement, except as provided below, Executive shall not be entitled to receive further compensation hereunder for any period of time after such date.  Notwithstanding the foregoing, if (i) this Agreement is terminated in a “Severance Circumstance” (as defined below) and (ii) Executive shall have executed a valid and comprehensive release in the form prescribed by the Company of any and all claims Executive may have against the Company and any of its related entities, except as set forth in Section 7(c) hereof (the “Severance Release”), within ten days after the Company provides the same for execution by Executive:

(1)           Executive shall be entitled to receive payments of Executive’s then annual salary, at the rate then in effect pursuant to Section 3(a), for a period of one year after the effective date of termination (the “Severance Period”);

(2)           The Company shall continue to provide, at the Company’s expense, coverage under plans or policies providing employee benefits as described in Section 5 hereof (or comparable benefits) during the Severance Period;

(3)           Notwithstanding anything to the contrary contained in the Company’s Series Fl Stock Option Plan (the“F1 Plan”) or any other stock option plan of the Company relating to options (“Fl Options”) to purchase shares of the Company's Series Fl Preferred Stock, par value $.01 per share (“Fl Preferred”), or in the Incentive Stock Option Agreement made as of September 10, 2002 (the “2002 Fl Option Agreement”) or any other stock option agreement relating to Fl Options, (A) Executive’s Fl Options outstanding on the date of termination (including, without limitation, his Fl Options to purchase 1,175,000 shares of F1 Preferred (the “2002 Fl Options”), pursuant to the 2002 F1 Option Agreement and the F1 Plan) shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof as if Executive remained in the employ of the Company, through the second (2nd) anniversary of the date of such termination (the “Vesting Termination Date”), and (B) the expiration date of the exercise period for all such Fl Options (including, without limitation, the 2002 Fl Options) shall be the Vesting Termination Date, and all such Fl Options which are vested shall be exercisable on or prior to such date; and

(4)         Notwithstanding anything to the contrary contained in the Company’s Amended and Restated 1999 Stock Option Plan (the “Common Plan”) or any other stock option plan of the Company relating to options (“Common Options”) to purchase shares of Common Stock of the Company (“Common Stock”), or in the Non-Qualified Stock Option Agreement made as of December 21, 2004 (the “2004 Common Option Agreement”) or any other stock option agreement relating to Common Options, (A) Executive’s Common Options outstanding on the date of termination (including, without limitation, his Common Options to purchase 100,000 shares of Common Stock (the “2004 Common Options”) pursuant to the 2004 Common Option Agreement and the Common Plan) shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof as if Executive remained in the employ of the Company through the Vesting Termination Date, and (B) the expiration date of the exercise period for all such Common Options (including, without limitation, the 2004 Common Options) shall be the Vesting Termination Date, and all such Common Options which are vested shall be exercisable on or prior to such date.”

The Company shall take all actions necessary or advisable to give effect to this Section 7(b). Such severance payments in clause (x) above shall be made in equal installments throughout the Severance Period at the same times at which salary payments are made to the Company’s employees generally.

As used herein, the term “Severance Circumstance” means the termination of this Agreement pursuant to Section 7(a)(1) hereof or the Company’s election not to renew this Agreement at the end of its then current term pursuant to Section 2 hereof.

(c)            Immediately upon termination of this Agreement, at the election of the Company’s Chairman of the Board, Executive shall cease all activities at or on behalf of the Company and shall return to the Company all documents, records and files of the Company, and the Company shall have no further obligations to Executive except for payment of (w)

Executive’s annual salary earned through the termination date; (x) reimbursable expenses incurred by Executive prior to the termination date; (y) any Bonus payable to Executive in respect of any prior bonus period which remains unpaid; and (z) if applicable, severance payments and other termination benefits set forth in subsection (b) above.  Notwithstanding the foregoing, the indemnification provisions set forth in Section 8(a) hereof shall survive any termination of this Agreement.

   (d)            In the event of the termination or expiration of this Agreement for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to Executive the full amount of any debt Executive may owe to the Company or any of its related entities at the time of or subsequent to the termination or expiration of this Agreement.  In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

8.            REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

(a)           Executive represents and warrants to the Company that the execution, delivery and performance by Executive of this Agreement will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach or default on the part of Executive under any agreement or understanding, whether written or oral, to which Executive is a party or by which he is bound.  Executive shall indemnify and hold harmless the Company from and against any liabilities, claims, damages and expenses for any losses resulting from any such conflict, violation, breach or default.

(b)           Executive agrees that he shall comply with any and all employee handbooks, policy manuals and similar documents of the Company.

(c)           Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company’s obtaining any type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.            NON-COMPETITION; NON-SOLICITATION; ETC.

   (a)            In consideration of the Company's award to Executive the 2004 Common Options on or about the date of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive agrees that during the “Non-Compete Period” (as defined below), Executive shall not, directly or indirectly, as owner, lender, partner, joint venturer, stockholder, employee, agent, principal, trustee, officer, director, or in any capacity whatsoever, engage in, become financially interested in, be employed by, or render any consultation or business advice or other services with respect to (i) any business which provides or offers products or services, in any geographic area in the United States of America, which are competitive with any products or services of the Company or any of its related entities in the following lines of business: (x) healthcare disease management, (y) the line of business consisting of the suite of services currently offered under the rubric of the Company’s “CareEngine” registered trademark or (z) any other line of business in which the

Company or any of its related entities is materially engaged during the period of Employee’s employment hereunder or (ii) any business conducted under any corporate or trade name utilized by the Company or any related entity without the prior written consent of the Company; provided, however, that Executive may own any securities of the Company or any of its related entities, and any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such publicly traded corporation.

As used herein, the term “Non-Compete Period” shall mean the period during the term of this Agreement and a further period of two (2) years following the expiration or termination of this Agreement for any reason pursuant to Section 7(a) hereof, whether or not Executive timely executes the Severance Release (if applicable) as called for by Section 7(b) hereof; provided, in the case of a termination pursuant to Section 7(a)(1) hereof, the Non-Compete Period shall be deemed to cease if the Company fails to pay when due any periodic installment of the severance obligation pursuant to Section 7(b) hereof and such payment default shall remain uncured 10 days following the Company’s receipt of a written default notice from Executive.”

(b)           In addition, Executive agrees that during the term hereof and for a period of two (2) years thereafter he shall not, directly or indirectly: (i) request or cause any suppliers or customers with whom the Company or any of its related entities has a business relationship to cancel, terminate or diminish any such business relationship with the Company or any of its related entities; (ii) solicit, interfere with or entice or hire from the Company or any of its related entities any employee of the Company or any of its related entities (or former employee who had terminated his or her employment with the Company or any of its related entities during the three-month period prior to the expiration or termination of this Agreement); or (iii) in any communications with any customer, investor, vendor, business partner or client of the Company or any of its related entities, criticize, ridicule or make any statement which disparages or is derogatory of the Company or any of its related entities or any of their respective officers, directors, agents or employees.

(c)            If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(d)            Executive acknowledges that the historical business operations of the Company and its related entities have been conducted throughout the United States, that the sales and marketing prospects of such organizations are for continued expansion throughout the United States and that, therefore, the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company and its related entities.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(e)            Notwithstanding anything herein to the contrary, this Section 9 shall automatically terminate with respect to the Company or any of its related entities (x) upon the dissolution of such entity or (y) if a court of competent jurisdiction shall enter an order, judgment or decree approving a petition seeking liquidation of such entity under Chapter 7 of the United

States Bankruptcy Code, or under comparable provisions of any state insolvency laws, and such order, judgment, decree is not dismissed or vacated within a period of sixty (60) consecutive days.

10.           INTELLECTUAL PROPERTY

(a)            Executive agrees that any innovations, improvements or business concepts that he may develop or suggest during the term of this Agreement relating to the work or projects carried on by Executive on behalf of the Company or any of its related entities and any other results or proceeds of Executive’s employment by the Company (collectively, the “Works and Intellectual Property”) shall constitute works-made-for-hire and shall be the exclusive property of the Company.  Executive further agrees to make full disclosure thereof to an authorized representative of the Company, and to no other person without the consent of the Chairman of the Board of the Company and, to the extent any of the Works and Intellectual Property do not legally constitute a work-made-for-hire and/or there are any other rights with respect to the Works and Intellectual Property that do not accrue to the Company pursuant to the preceding sentence, Executive hereby irrevocably assigns and agrees to assign without further compensation all such Works and Intellectual Property and all rights thereto, domestic and foreign, to the Company.  Executive hereby agrees to execute all documents whatsoever that may be necessary to transfer to and vest in the Company all right, title and interest in and to all of the Works and Intellectual Property.

(b)            All documents, data, recordings or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment hereunder shall remain the exclusive property of the Company.

11.         NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)            Executive shall not, during the term of this Agreement, or at any time thereafter, directly or indirectly, disclose or permit to be known (other than (i) as required in the regular course of his duties, including without limitation disclosures to the Company’s advisors and consultants, or (ii) as required by law, in which case Executive shall give the Company prior written notice of such required disclosure) to any person, firm or corporation any Confidential Information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its related entities, the directors of the Company or its related entities, any client of the Company or any of its related entities, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Notwithstanding the foregoing, Executive may disclose Confidential Information to his personal legal and financial advisors in the course of obtaining their advice and counsel.  Any breach by any of such advisors of the terms of this Section 11 shall be deemed a breach by Executive.

(b)            The term “Confidential Information” shall mean all information and know-how (whether or not in writing) of a confidential, secret, private or proprietary nature concerning the Company, any of its related entities and their respective businesses and affairs and shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  Notwithstanding anything to the contrary contained herein, Confidential Information shall not include (i) any information which is or becomes publicly available other than pursuant to a breach of Sections 11(a) or 11(c) by Executive or (ii) information which is independently developed by Executive after the expiration or termination of this Agreement without making use of the Confidential Information.

(c)            All Confidential Information and documents and materials containing Confidential Information of the Company or any of its related entities shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon expiration or termination of this Agreement, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in Executive’s possession or control shall be returned to and left with the Company.

12.           SPECIFIC PERFORMANCE; RELEASE OF COMPANY OBLIGATIONS.

(a)            Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its related entities and that money damages would not provide an adequate remedy to the Company.

(b)            If Executive breaches his obligations pursuant to the Restrictive Covenants, then without limiting any other remedy that the Company may have at law, the Company shall be released from any remaining obligation to Executive that it would otherwise have thereafter.

13.            AMENDMENT OR ALTERATION.  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14.            GOVERNING LAW; VENUE.  This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed therein, without giving effect to its principles of conflicts of law.  The parties hereto irrevocably and exclusively submit to the jurisdiction of the courts of the state of New York and the federal courts of the United States located in the Southern District of New York, and any appellate court from any thereof, with respect to any suit, action or proceeding pertaining to this Agreement.

15.           SEVERABILITY.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.           NOTICES.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

17.            WAIVER OR BREACH.  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any other provision or of any subsequent breach by that same party.

18.            ENTIRE AGREEMENT; SUPERSESSION; AMENDMENT; BINDING EFFECT.  This Agreement contains the entire agreement between the Company and its related entities, on the one hand, and Executive, on the other hand, with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, between the Company and its related entities, on the one hand, and Executive, on the other hand, with respect to the subject matter hereof including, without limitation, the Original Employment Agreement (except for Sections 13 and 14 thereof and the documents referenced therein, which shall remain in full force and effect).  This Agreement may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns, provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

19.            WITHHOLDINGS.  All amounts paid to Executive under this Agreement shall be subject to customary withholdings for income taxes, F.I.C.A. and similar charges.

20.            SURVIVAL.  Except as otherwise expressly provided herein, the termination or the expiration of this Agreement shall not affect the enforceability of Sections 7(b), 7(c), 7(d), 8(a) and (b), and 9 through 23 hereof.

21.            FURTHER ASSURANCES.  The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

22.            CONSTRUCTION OF AGREEMENT.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

23.            HEADINGS.  The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACTIVE HEALTH MANAGEMENT, INC.

By:	/s/ Albert S. Waxman
Albert S. Waxman, Ph. D.
Chairman of the Board

/s/ Lonny Reisman
Lonny Reisman, M.D.